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Exhibit 4.7

        AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of September 4, 2002 by and among Tribune Company, a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer"), The Bank of New York, a New York banking corporation ("Prior Trustee") and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America ("Successor Trustee").

RECITALS:

        WHEREAS, the Issuer and The Bank of New York as successor-in-interest to Continental Bank, National Association, First Interstate Bank of California and Bank of Montreal Trust Company, entered into indentures, dated as of March 1, 1992, January 30, 1995, January1997 and April 1, 1999, as amended and supplemented (together, the "Indentures");

        WHEREAS, the Indentures provides for the issuance from time to time thereunder, in series, of bonds of the Issuer for its lawful corporate purposes; and

        WHEREAS, the Prior Trustee has been acting as Trustee, paying agent and registrar under the Indentures; and

        WHEREAS, the Issuer desires to appoint Successor Trustee as Trustee, paying agent and registrar to succeed Prior Trustee in such capacities under the Indentures; and

        WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, paying agent and registrar under the Indentures;

        NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I
THE PRIOR TRUSTEE

        SECTION 1.01 Pursuant to Section 6.10 of the Indentures, Prior Trustee hereby notifies the Issuer that the Prior Trustee is resigning as Trustee under the Indentures effective as of September 4, 2002 (the "Effective Date").

        SECTION 1.02 Prior Trustee hereby represents and warrants to Successor Trustee that:

        No covenant or condition contained in the Indentures has been waived by Prior Trustee or, to the best knowledge of responsible officers of Prior Trustee's corporate trust department, by the holders of the percentage in aggregate principal amount of the Securities (as defined below) required by the Indentures to effect any such waiver.

        There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Prior Trustee's corporate trust department, threatened against Prior Trustee before any court or any governmental authority arising out of any act or omission of Prior Trustee as Trustee under the Indentures.

        As of the effective date of this Agreement, Prior Trustee will hold no moneys or property under the Indentures.

        Pursuant to Section 3.03 of the Indentures, Prior Trustee duly authenticated and delivered, (i) as of September 4, 2002, $2,505,200,000 aggregate principal amount of securities, $2,505,200,000 on which are outstanding as of the effective date hereof,

Issue Description	Indenture Date	Original Issue Date	Amount Outstanding
Tribune Company,
Phones, 2% due 5/15/29	April 1, 1999	4/13/99	$1,256,000,000
MTN, Series B	March 1, 1992	9/15/93 & 9/16/93	$53,050,000
MTN, Series C	March 1, 1992	6/8/95 to 2/15/96	$213,500,000
MTN, Series D	March 1, 1992	11/15/96 & 7/28/97	$150,120,000
MTN, Series E	January 1, 1997	2/3/98 to 12/8/98	$335,565,000
MTN, Series F	January 1, 1997	no issuances	$-0-
6 7/8% Notes due 11/1/06	March 1, 1992	11/5/96	$250,000,000
Times Mirror,
7 1/4% Deb. due 3/1/13	January 30, 1995	1/30/95	$148,215,000
7.5% Deb. due 7/1/23	January 30, 1995	1/30/95	$98,750,000

        (collectively, the "Securities")

        The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

        The moneys and property being transferred to the Successor Trustee do not include any moneys or property that was required to be paid to any state under an abandoned property law.

        Each person who so authenticated the Securities was duly elected, qualified and acting as an officer of Prior Trustee and empowered to authenticate the Securities at the respective times such authentication and the signature of such person or persons appearing on such Securities is each such person's genuine signature.

        To the best knowledge of responsible officers of the Prior Trustee's corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default as defined under Section 5.01 of the Indentures.

        SECTION 1.03 Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indentures and all the rights, powers and trusts of the Trustee under the Indentures. Prior Trustee shall execute and deliver such further instruments and shall do such other things a Successor Trustee or the Issuer may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, paying agent and registrar.

        SECTION 1.04 Prior Trustee shall deliver to Successor Trustee, as of or immediately after the effective date hereof, all of the documents listed on Exhibit A hereto.

THE ISSUER

        SECTION 2.01 The Issuer hereby accepts the resignation of Prior Trustee as Trustee, paying agent and registrar under the Indentures.

        SECTION 2.02 The Issuer hereby appoints Successor Trustee as Trustee, paying agent and registrar under the Indentures to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Prior Trustee under the Indentures with like effect as if originally named as Trustee, paying agent and registrar in the Indentures.

        SECTION 2.03 The Issuer hereby represents and warrants to Prior Trustee and Successor Trustee that:

        The Issuer has performed or fulfilled prior to the date hereof its obligations, under the Indentures.

        To the Issuer's knowledge, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.01 of the Indentures

        No covenant or condition contained in the Indenture has been waived by the Issuer or, to the Issuer's knowledge, by holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

        There is no action, suit or proceeding pending or, to the Issuer's knowledge, threatened against the Issuer before any court or any governmental authority arising out of any act or omission of the Issuer under the Indentures.

        SECTION 2.04 All conditions relating to the appointment of Citibank, N.A. as Successor Trustee, paying agent and registrar under the Indentures have been met by the Issuer, and the Issuer hereby appoints Successor Trustee as Trustee, paying agent and registrar under the Indentures with like effect as if originally named as Trustee, paying agent and registrar in the Indentures.

        SECTION 2.05 The Issuer agrees to give, or cause to be given, prompt notice of the appointment of the Successor Trustee to the bondholders in accordance with Section 6.10 of the Indentures.

ARTICLE III
THE SUCCESSOR TRUSTEE

        SECTION 3.01 Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is qualified and eligible under the provisions of Section 6.10 of the Indentures to be appointed successor Trustee and that it has power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part.

        SECTION 3.02 Successor Trustee hereby accepts its appointment as successor Trustee, paying agent and registrar under the Indentures and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee, paying agent and registrar under the Indentures, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, paying agent and registrar under the Indentures.

ARTICLE IV
MISCELLANEOUS

        SECTION 4.01 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the Effective Date.

        SECTION 4.02 This Agreement shall be governed by and construed in accordance with the laws of the Indentures.

        SECTION 4.03 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        SECTION 4.04 It is understood and agreed that

          a.     this Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which the Prior Trustee may have incurred in connection with its serving a Trustee, paying agent or registrar under the Indentures or an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of a breach by the Prior Trustee prior to its resignation of its duties as Trustee, paying agent and registrar under the Indentures. The Prior Trustee agrees to indemnify and save harmless the Successor Trustee from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees and disbursements of its counsel) asserted or arising at any time after the date hereof arising out of any action (or failure to act) of the Trustee in connection with its serving as Trustee, paying agent or registrar under the Indentures or allegations based upon any such action (or failure to act), which the Successor

  Trustee may suffer or incur as a result of its accepting appointment as Trustee, paying agent or registrar under the Indentures, including the costs and expenses of the Successor Trustee incurred in defending itself against any such claim or liability in connection with the exercise or performance of any of its powers or duties hereunder; and

          b.     this Agreement does not constitute a waiver or assignment by the Prior Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to Article VI of the Indentures.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation Appointment and Acceptance to be duly executed all as of the day and year first above written.

Tribune Company, as Issuer
By:	/s/ DAVID J. GRANAT Name: David J. Granat Title: Vice President/Treasurer
The Bank of New York, as Prior Trustee
By:	/s/ MARY LAGUMINA Name: Mary LaGumina Title: Vice President
Citibank, N.A., as Successor Trustee
By:	/s/ NANCY FORTE Name: Nancy Forte Title: Assistant Vice President

EXHIBIT A
Documents to be delivered to Successor Trustee

1.
Executed copies of Indentures.

2.
Conformed copies of Indentures.

3.
File of closing documents from initial issuances.

4.
Copies of the most recent of each of the SEC reports delivered by the Company pursuant to the Indentures.

5.
A copy of the most recent compliance certificates delivered pursuant to the Indentures.

6.
Certified list of Holders as of                        , including certificate detail and all "stop transfers" and the reason for such "stop transfers" (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

7.
Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indentures during the past twelve months and a copy of the most recent Trustee's annual reports to holders delivered pursuant to the Indentures.

8.
List of any documents which, to the knowledge of Prior Trustee, are required to be furnished but have not been furnished to Prior Trustee, or if none, a statement from the Prior Trustee to that effect.

9.
Sinking fund information.

10.
Global Certificates

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  Exhibit 4.7